Filed pursuant to Rule 424(b)(3)
Registration Number 333-189507

Prospectus Supplement No. 8
(To the Prospectus dated December 6, 2013)

51,101,434 Shares
NMI Holdings, Inc.
Class A Common Stock
_______________

This Prospectus Supplement supplements the prospectus dated December 6, 2013, as previously supplemented (the “Prospectus”), relating to the offering of up to 51,101,434 shares of Class A common stock of NMI Holdings, Inc. by the selling stockholders identified in the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus which is to be delivered with this Prospectus Supplement. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.
INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 15 OF THE PROSPECTUS AND IN OUR ANNUAL REPORT ON FORM 10-K FILED ON MARCH 12, 2014 AND IN SUBSEQUENT QUARTERLY REPORTS ON FORM 10-Q FILED IN 2014.
This Prospectus Supplement is filed for the purpose of including in the Prospectus the information contained in the attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on December 9, 2014.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement (or the Prospectus, including any supplements or amendments thereto). Any representation to the contrary is a criminal offense.
_______________
The date of this Prospectus Supplement is December 9, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 4, 2014

NMI Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36174	45-4914248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Powell Street, 12th Floor, Emeryville, CA.
(Address of Principal Executive Offices)

94608
(Zip Code)

(855) 530-6642
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of President
On December 4, 2014, NMI Holdings, Inc. (the "Company") promoted John ("Jay") Sherwood, Jr. to President of the Company, effective January 1, 2015. Prior to becoming President, Mr. Sherwood, age 45, will continue to serve as Executive Vice President, Chief Financial Officer of the Company, which position he has held since 2012. Previously, Mr. Sherwood was a managing director at Eastbourne Capital Management, L.L.C., a private investment manager, from 2005 to 2010. Prior to that, Mr. Sherwood served as managing director at Robertson Stephens Investment Management and, subsequently, RS Investments, a mutual fund manager, from 1995 to 2005, where he was a securities analyst and co-portfolio manager of two mutual funds. From 1993 to 1995, Mr. Sherwood was a staff accountant and senior auditor for Deloitte LLP. He holds a B.A. from the University of California, Los Angeles.
As President, Mr. Sherwood will continue his employment under the terms of his existing employment agreement, except that his annual base salary will increase from $400,000 to $450,000. Mr. Sherwood will also be eligible for a long-term target bonus of $600,000, conditioned upon the attainment of certain performance conditions and subject to the discretion of the Company's Board of Directors (the "Board"). For a description of Mr. Sherwood's employment agreement and severance benefits, please see the Company's Proxy Statement filed with the U.S. Securities and Exchange Commission on March 26, 2014, which description is incorporated herein by reference.
There are no reportable family relationships between Mr. Sherwood and any of the Company's officers or directors or reportable related-party transactions under Item 5.02 of Form 8-K.
Concurrent with Mr. Sherwood's appointment to serve as President of the Company, effective January 1, 2015, Bradley M. Shuster will no longer serve as President of the Company. Mr. Shuster will continue to serve as the Company's Chief Executive Officer and Chairman of the Board.
Appointment of CFO
On December 4, 2014, the Company also announced the appointment of Glenn Farrell as Executive Vice President and Chief Financial Officer of the Company, effective January 1, 2015.
Prior to joining the Company, Mr. Farrell, age 62, served as Chief Financial Officer for TerraLogix Group, LLC, a private waste-to-energy company, from 2013 to 2014. From 1989 to 2012, he was an engagement partner in the audit practice of KPMG LLP ("KPMG"). Prior to 2009, he held various positions with KPMG, including partner-in-charge for its Northern California business unit, member of the leadership team for Western Area assurance, leader of the Northern Pacific Area for food and packaged goods, and Northern California geographic leader for the manufacturing practice. In his roles at KPMG, he was responsible for overseeing SEC reporting, business process analysis, Sarbanes-Oxley compliance and mergers and acquisitions. Mr. Farrell is a member of the American Institute of Certified Public Accountants and California Society of Certified Public Accountants and is licensed in the State of California. He holds a B.A. in mathematics from Amherst College, Massachusetts, and an M.B.A. in finance and accounting from The Anderson School of Management - University of California, Los Angeles. Mr. Farrell is a member of the board of directors of the YMCA of San Francisco, and is a director emeritus of Goodwill Industries of San Francisco.
In connection with Mr. Farrell's appointment as the Company's Executive Vice President and Chief Financial Officer, the Company and Mr. Farrell have entered into an offer letter, effective December 4, 2014. The offer letter provides that Mr. Farrell’s employment with the Company will be on an at-will basis. Mr. Farrell will receive an annual base salary of $375,000, subject to annual review, and will be eligible to participate in the Company’s benefit plans and executive perquisite program, at the rate of $30,000 per year. With respect to calendar year 2015 and thereafter, Mr. Farrell will be eligible for an annual discretionary cash bonus with a target bonus equal to 75% of his base salary. Beginning in 2015, Mr. Farrell will be eligible to receive equity grants under the Company's 2014 Omnibus Incentive Plan (the "Plan") when such grants are made to other senior executives. Subject to Mr. Farrell meeting or exceeding management's expectations, the Company has agreed to recommend to the Compensation Committee of the Board at the next regular meeting when it considers annual employee equity awards that Mr. Farrell be considered for an annual equity-based award under the Plan with a grant date fair market value equivalent to approximately one hundred percent (100%) of his annual base salary.
If Mr. Farrell's employment with the Company is terminated without "Cause" within twelve months of a "Change in Control" (each as defined in the Plan), Mr. Farrell will be entitled to a lump sum cash payment following such termination equal to the sum of (i) his earned base salary through the date his employment terminates, to the extent not yet paid, (ii) any annual cash bonus payment earned for the completed calendar year prior to the date of termination (other than any deferred portion of such bonus, which will be paid in accordance with the applicable deferral arrangement), (iii) one and a half times the sum of his (A) base salary and (B) target discretionary bonus, in each case, as in effect immediately prior to the termination and (iv) any other vested amounts or benefits that the Company is required to pay or provide or for which he is eligible to receive from the Company through the date of the termination.
There are no reportable family relationships between Mr. Farrell and any of the Company's officers or directors or reportable related-party transactions under Item 5.02 of Form 8-K.
The foregoing summary of the offer letter is qualified in its entirety by reference to the full text of the offer letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On December 4, 2014, the Board approved amendments to the Company's Second Amended and Restated Bylaws and adopted the Company's Third Amended and Restated Bylaws (the "Bylaws"), effective December 4, 2014. Among other things, the Bylaws include amendments that permit the Board to appoint separate persons to the positions of Chief Executive Officer and President of the Company. Prior to these amendments, the Bylaws required the two positions to be held by the same person.
The foregoing summary of the Bylaws is qualified in its entirety by reference to the full text of the Bylaws, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.
Item 7.01    Regulation FD Disclosure.
On December 9, 2014, the Company issued a press release announcing that effective January 1, 2015, Mr. Sherwood will assume the position of the Company’s President and Mr. Farrell will assume the position of the Company’s Executive Vice President and Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1. The information disclosed under this Item and the information contained in Exhibit 99.1 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Item 9.01    Financial Statements and Exhibits
(d) Exhibits.
3.1    NMI Holdings, Inc. Third Amended and Restated Bylaws, effective December 4, 2014
10.1    Offer Letter by and between NMI Holdings, Inc. and Glenn Farrell, effective December 4, 2014
99.1*    NMI Holdings, Inc. News Release dated December 9, 2014.

*Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NMI Holdings, Inc.
(Registrant)

Date: December 9, 2014
By: /s/ Nicole C. Sanchez
Nicole C. Sanchez
Vice-President, Assistant
General Counsel

EXHIBIT INDEX

Exhibit No.	Description
3.1	NMI Holdings, Inc. Third Amended and Restated Bylaws, effective December 4, 2014
10.1	Offer Letter by and between NMI Holdings, Inc. and Glenn Farrell, effective December 4, 2014
99.1*	NMI Holdings, Inc. News Release dated December 9, 2014

*Furnished herewith.

EXHIBIT 3.1

THIRD AMENDED AND RESTATED BYLAWS OF

NMI HOLDINGS, INC.

Incorporated under the Laws of the State of Delaware

Effective December 4, 2014

ARTICLE I
OFFICES AND RECORDS
Section 1.1    Delaware Office. The registered office of NMI Holdings, Inc. (the “Corporation”) shall be established and maintained at the office of National Registered Agents, Inc., 160 Greentree Drive, Suite 101 in the City of Dover, County of Kent, State of Delaware, 19904, and said National Registered Agents, Inc. shall be the registered agent of the Corporation in charge thereof.
Section 1.2    Other Offices. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors may designate or as the business of the Corporation may from time to time require.
Section 1.3    Books and Records. The books and records of the Corporation may be kept inside or outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.
ARTICLE II
STOCKHOLDERS
Section 2.1    Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on such date and at such place and time as may be fixed by resolution of the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but instead shall be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware.
Section 2.2    Special Meeting. Subject to the rights of the holders of any series of preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”) having a preference over the common stock, par value $0.01 per share, of the Corporation (“Common Stock”) as to dividends, voting or upon liquidation with respect to such series of Preferred Stock, special meetings of the stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies (the “Whole Board”) and shall be called in accordance with Section 2.4 of these Bylaws.
Section 2.3    Place of Meeting. The Board of Directors, the Chairman of the Board or the Chief Executive Officer, as the case may be, may designate the place of meeting for any annual meeting or for any special meeting of the stockholders. If no designation is so made, the place of meeting shall be the principal office of the Corporation.
Section 2.4    Notice of Meeting. Written or printed notice, stating the place, date and hour of the meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered by the Corporation not less than 10 days nor more than 60 days before the date of the meeting, either personally, by electronic transmission or by mail, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his address as it

EXHIBIT 3.1

appears on the records of the Corporation. If notice is given by electronic transmission such notice shall be deemed to be given at the times provided in the General Corporation Law of the State of Delaware. Such further notice shall be given as may be required by law. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with Section 6.4. Any previously scheduled meeting of the stockholders may be postponed, and (unless the Certificate of Incorporation otherwise provides) any special meeting of the stockholders may be cancelled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders.
Section 2.5    Quorum and Adjournment. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. The Chairman of the Board of Directors or the President may adjourn the meeting from time to time, whether or not there is a quorum. No notice of the time and place of adjourned meetings need be given except as required by law. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
Section 2.6    Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in such manner prescribed by the General Corporation Law of the State of Delaware) by the stockholder, or by his duly authorized attorney in fact.
Section 2.7    Fixing Date for Determination of Stockholders of Record.
(a)In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b)In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which shall not be more than 60 days prior to such other action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 2.8    List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that, if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the 10th day before

EXHIBIT 3.1

the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least 10 days prior to the meeting (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Bylaw or to vote in person or by proxy at any meeting of stockholders.
Section 2.9    Order of Business.
(a)Annual Meetings of Stockholders. At any annual meeting of the stockholders, only such nominations of persons for election to the Board of Directors shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting. For nominations to be properly made at an annual meeting of the stockholders, and proposals of other business to be properly brought before an annual meeting, nominations and proposals of other business must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly made at the annual meeting by or at the direction of the Board of Directors or (iii) otherwise properly requested to be brought before the annual meeting by a stockholder of the Corporation in accordance with these Bylaws. For nominations of persons for election to the Board of Directors or proposals of other business to be properly requested by a stockholder to be made at an annual meeting, a stockholder must (A) be a stockholder of record at the time of giving of notice of such annual meeting by or at the direction of the Board of Directors and at the time of the annual meeting (and, with respect to any beneficial owner, if different, on whose behalf such nominations or proposal of other business are made, only if such beneficial owner was the beneficial owner of shares of the corporation at such times), (B) be entitled to vote at such annual meeting and (C) comply with the procedures set forth in this Bylaw as to such business or nomination, including Section 2.10. The immediately preceding sentence shall be the exclusive means for a stockholder to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the Corporation’s notice of meeting) before an annual meeting of the stockholders.

(b)Special Meetings of Stockholders. At any special meeting of the stockholders, only such business shall be conducted or considered, as shall have been properly brought before the meeting pursuant to the Corporation’s notice of meeting. To be properly brought before a special meeting, proposals of business must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or (ii) otherwise properly brought before the special meeting by or at the direction of the Board of Directors.

Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (A) by or at the direction of the Board of Directors or (B) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (1) is a stockholder of record at the time of giving of notice of such special meeting and at the time of the special meeting (and, with respect to any beneficial owner, if different, on whose behalf such nominations or proposal of other business are made, only if such beneficial owner was the beneficial owner of shares of the corporation at such times), (2) is entitled to vote at the meeting and (3) complies with the procedures set forth in these Bylaws as to such nomination, including Section 2.10. The immediately preceding sentence shall be the exclusive means for a stockholder to make nominations (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting) before a special meeting of stockholders.

EXHIBIT 3.1

(c)General. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the Chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these Bylaws and, if any proposed nomination or other business is not in compliance with these Bylaws, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded.

(d)Nominations by the Board of Directors. At any meeting of stockholders at which directors are to be elected, the Board of Directors shall nominate for election to the Board of Directors the then-serving Chief Executive Officer of the Corporation and such other persons as shall be nominated by the Governance and Nominating Committee (as defined below) and approved by the Board of Directors.

Section 2.10    Advance Notice of Stockholder Business and Nominations.
(a)Annual Meeting of Stockholders.

(i)Without qualification or limitation, for any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.9(a), the stockholder must have given timely notice thereof (including, in the case of nominations, the completed and signed questionnaire, representation and agreement required by Section 2.11), and timely updates and supplements thereof in writing and in proper form to the Secretary and such other business must otherwise be a proper matter for stockholder action.
(ii)To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above.

(iii)Notwithstanding anything in the immediately preceding paragraph to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased by the Board of Directors, and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.10(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(iv)In addition, to be considered timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for determining the stockholders entitled to notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than five business days prior to the date of the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).

EXHIBIT 3.1

(b)Special Meetings of Stockholders. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, provided that the stockholder’s notice with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 2.11) shall be delivered in writing and in proper form to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting, or the public announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above. In addition, to be considered timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for determining the stockholders entitled to notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than five business days prior to the date of the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).

(c)Disclosure Requirements.

(i)To be in proper form, a stockholder’s notice (whether given pursuant to Section 2.9(a) or Section 2.9(b)) to the Secretary must include the following, as applicable:

(A)as to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the corporation’s books and records) and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record and beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future;

(B)as to each Proposing Person, (1) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic benefits and risks similar to ownership of shares of any class or series of the Corporation, including due to the fact that the value of such derivative, swap or other transaction(s) is determined by reference to the price, value or volatility of any shares of any class or series of the Corporation, or which derivative, swap or other transaction(s) provides, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Corporation (“Synthetic Equity Interests”), which Synthetic Equity Interests shall be disclosed without regard to whether (x) the derivative, swap or other transaction(s) conveys any voting rights in such shares to such Proposing Person, (y) the derivative, swap or other transaction(s) is required to be, or is capable of being, settled through delivery of such shares or (z) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such

EXHIBIT 3.1

derivative, swap or other transaction(s), (2) any proxy, agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of the Corporation, (3) any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of the corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the corporation (“Short Interests”), (4) any rights to dividends on the shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (5) any proportionate interest in shares of the Corporation or Synthetic Equity Instruments held, directly or indirectly, by a general or limited partnership in which such Proposing Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (6) any performance related fees (other than an asset based fee) that such Proposing Person is entitled to based on any increase or decrease in the price or value of shares of any class or series of the Corporation, or any Synthetic Equity Interests or Short Interests, including without limitation any such interests held by members of such Proposing Person’s immediate family sharing the same household, (7) any significant equity interests or any Synthetic Equity Instruments or Short Interests in any principal competitor of the Corporation held by such Proposing Person, (8) any direct or indirect interest of such Proposing Person in any contract with the Corporation, any affiliate (within the meaning of Rule 12b-2 under the Exchange Act) of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (9) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (I) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominees and/or (II) otherwise to solicit proxies from stockholders in support of such proposal or nominations and (10) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act and the rules and regulations thereunder (the disclosures to be made pursuant to the foregoing clauses (1) through (6) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

(C)as to each item of business that the stockholder proposes to bring before the annual meeting, (1) a reasonably brief description of (x) the business desired to be brought before the annual meeting, (y) the reasons for conducting such business at the annual meeting and (z) any material interest in such business of each Proposing Person, including without limitation, any equity interests or any Synthetic Equity Interests or Short Interests held by such Proposing Person in any other person the value of which interests could reasonably be expected to be materially affected by the business desired to be brought before the annual meeting, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such proposal or business includes a proposal to amend these Bylaws, the text of the proposed amendment), (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person(s) and any other record or beneficial holder(s) or person(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the corporation (including their names) in connection with the proposal of such business by such stockholder and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be

EXHIBIT 3.1

made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act and the rules and regulations thereunder; provided, however, that the disclosures required by this paragraph (C) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(D)as to each person whom a Proposing Person proposes to nominate for election or re-election as a director, (1) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to this Section 8 if such proposed nominee were a Proposing Person, (2) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) of the Exchange Act and the rules and regulations thereunder (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) if such proposed nominee or any Proposing Person nominating such proposed nominee expresses an intention or recommendation that the corporation enter into a strategic transaction, any material interest in such transaction of each such proposed nominee and Proposing Person, including without limitation, any equity interests or any Synthetic Equity Interests or Short Interests held by such proposed nominee or Proposing Person in any other person the value of which interests could reasonably be expected to be materially affected by such transaction, (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Proposing Person, on the one hand, and each proposed nominee and his or her respective affiliates and associates (each within the meaning of Rule 12b-2 under the Exchange Act), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Proposing Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and (5) a completed and signed questionnaire, representation and agreement required by Section 2.11. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(ii)Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw; provided, however, that any references in these Bylaw to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the separate and additional requirements set forth in these Bylaws applicable to nominations or proposals as to any other business to be considered pursuant to Section 2.9. Nothing in this Bylaw shall be deemed to affect any rights (x) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, or (y) of the holders of any series of Preferred Stock if and to the extent provided for under law, the Certificate of Incorporation or these Bylaws. Subject to Rule 14a-8 under the Exchange Act, nothing in these Bylaws shall be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of director or directors or any other business proposal.

(d)For purposes of this Bylaw, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations thereunder.

EXHIBIT 3.1

(e)For purposes of this Bylaw, the term “Proposing Person” shall mean (x) the stockholder providing the notice provided for in this Section 2.10, (y) the beneficial owner or beneficial owners, if different, on whose behalf the notice is made and (z) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or beneficial owner and any other persons acting in concert therewith.

Section 2.11    Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 2.10) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation publicly disclosed from time to time.
Section 2.12    Procedure for Election of Directors; Required Vote. Election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, a plurality of the votes cast at any meeting for the election of directors at which a quorum is present shall elect directors. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.
Section 2.13    Inspectors of Elections; Opening and Closing the Polls. The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may, but does not need to, include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the Chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law.
The Chairman of the meeting shall be appointed by the inspector or inspectors to fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.
Section 2.14    No Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

EXHIBIT 3.1

ARTICLE III
BOARD OF DIRECTORS
Section 3.1    General Powers. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.
Section 3.2    Number, Tenure and Qualifications. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board. No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director. The directors shall be elected at the annual meeting of the stockholders as specified in the Certificate of Incorporation except as otherwise provided in the Certificate of Incorporation and in these Bylaws, and each director of the Corporation shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.
Section 3.3    Regular Meetings. A regular meeting of the Board of Directors shall be held without other notice than this Bylaw immediately after, and at the same place as, the annual meeting of the stockholders. The Board of Directors may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.
Section 3.4    Special Meetings. Special meetings of the Board of Directors shall be called at the request of the Chairman of the Board of Directors, the Chief Executive Officer or a majority of the Board of Directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of the meetings.
Section 3.5    Notice. Notice of any special meeting of directors shall be given to each director at his business or residence in writing by hand delivery, first-class or overnight mail or courier service, email or facsimile transmission, or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five days before such meeting. If by overnight mail or courier service, such notice shall be deemed adequately delivered when the notice is delivered to the overnight mail or courier service company at least 24 hours before such meeting. If by email or facsimile transmission, telephone or by hand, such notice shall be deemed adequately delivered when the notice is transmitted at least 12 hours before such meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these Bylaws, as provided under Section 9.1. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 6.4.
Section 3.6    Action by Consent of the Board of Directors. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in accordance with applicable law.
Section 3.7    Conference Telephone Meetings. Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
Section 3.8    Quorum. Subject to Section 3.9, a whole number of directors equal to at least a majority of the Whole Board shall constitute a quorum for the transaction of business; provided that, if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

EXHIBIT 3.1

Section 3.9    Vacancies. Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the next annual meeting of the stockholders and until such director’s successor shall have been duly elected and qualified.
Section 3.10    Committees. The Board of Directors may by resolution adopted by a majority of the Whole Board designate one or more committees as appropriate, which each shall consist of two or more directors of the Corporation; provided that the Board of Directors shall at all times designate and maintain an audit committee, a compensation committee, a governance and nominating committee (the “Nominating Committee”) and a risk committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.
Any committee designated pursuant to this Section 3.10 may to the extent permitted by law exercise such powers and shall have such responsibilities as shall be specified in the designating resolution. Each committee shall keep written minutes of its proceedings and shall report such proceedings to the Board of Directors when required. A majority of any committee may determine its action and fix the time and place of its meetings, unless the Board of Directors shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 3.5. The Board of Directors shall have power at any time to fill vacancies in, to change the membership of or to dissolve any such committee. Nothing herein shall be deemed to prevent the Board of Directors from appointing one or more committees consisting in whole or in part of persons who are not directors of the Corporation; provided, however, that no such committee shall have or may exercise any authority of the Board of Directors.
Section 3.11    Removal. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any director may be removed from office at any time, with or without cause, by the holders of a majority of the Voting Stock, voting together as a single class, at an election of directors duly called pursuant to the provisions of Section 2.4 and Section 2.9.
Section 3.12    Records. The Board of Directors shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board of Directors and of the stockholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.
Section 3.13    Items Requiring Unanimous Approval of Non-Employee Directors. The Corporation shall not be permitted to take any of the following actions without the approval of each director who is not also an employee of the Corporation:
(a)The Corporation may not incur, or commit to incur, in a single transaction or series of related transactions, any liability that would require payment by the Corporation to a third party of an amount in excess of $10,000,000, where a “liability” means all liabilities, obligations, debts and commitments of any kind required by generally accepted accounting principles in the United States to be reflected on the financial statements of the Corporation or disclosed in the notes thereto, including with limitation any direct or indirect guarantee of any liability of any other person but does not include the writing of mortgage insurance policies in the ordinary course of business.

(b)The Corporation may not enter into, or commit to enter into, an employment agreement with any individual (other than with Bradley M. Shuster, John (Jay) M. Sherwood and James R. McCourt), which employment agreement provides for compensation, taken in the aggregate, in excess of the aggregate compensation provided for in the employment agreement of John (Jay) M. Sherwood (as described in the Corporation’s final offering memorandum relating to the Private Offering), excluding, for purposes of this Section 3.13 only, the bonuses that Mr. Sherwood is to receive upon achievement of GSE Approval, upon the filing of a registration statement registering the resale of the Registrable Securities (as defined in the Registration Rights Agreement) and upon the effectiveness of the foregoing registration statement.

EXHIBIT 3.1

(c)The Corporation may not issue, or commit to issue, equity to any of its employees, consultants or directors, other than issuances pursuant to the Corporation’s 2012 Stock Incentive Plan.

Notwithstanding the foregoing, if, at a meeting of its stockholders called for the purpose of obtaining such approval, the Corporation obtains the approval from the holders of a majority of the shares of Common Stock entitled to vote thereon to take any of the actions listed in subsections (a), (b) or (c) above, then the Corporation shall be permitted to take such action without obtaining unanimous approval of each director who is not also an employee of the Corporation.
This Section 3.13 shall be void and of no further effect at such time the Corporation’s shares of Common Stock begin trading on a national securities exchange.
ARTICLE IV
OFFICERS
Section 4.1    Elected Officers. The elected officers of the Corporation shall be a Chairman of the Board of Directors, a Chief Executive Officer, President, a Secretary, a Treasurer, and such other officers (including, without limitation, Vice Presidents, Assistant Secretaries and Assistant Treasurers) as the Board of Directors from time to time may deem proper. The Chairman of the Board shall be chosen from among the directors. Any number of offices may be held by the same person. All officers elected by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV. Such officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof. The Board of Directors or any committee thereof may from time to time elect, or the Chairman of the Board or Chief Executive Officer may appoint, such other officers (including one or more Assistant Vice Presidents and Assistant Controllers) and such agents, as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these Bylaws or as may be prescribed by the Board of Directors or such committee or by the Chairman of the Board, the Chief Executive Officer or President, as the case may be.
Section 4.2    Election and Term of Office. The elected officers of the Corporation shall be elected by the Board of Directors. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his or her death or until he or she shall resign.
Section 4.3    Chairman of the Board. The Chairman of the Board of Directors shall preside at all meetings of the stockholders and of the Board of Directors and shall perform all duties incidental to his or her office which may be required by law and all such other duties as are properly required of him or her by the Board of Directors.
Section 4.4    Chief Executive Officer. The Chief Executive Officer shall be responsible for the general management of the affairs of the Corporation and shall perform all duties incidental to his or her office which may be required by law and all such other duties as are properly required of him or her by the Board of Directors. He or she shall make reports to the Board of Directors and the stockholders, and shall see that all orders and resolutions of the Board of Directors and of any committee thereof are carried into effect. The Chief Executive Officer of the Corporation may also serve as President, if so elected by the Board. The Chief Executive Officer, if a director, shall, in the absence of or because of the inability to act of the Chairman of the Board of Directors, perform all duties of the Chairman of the Board of Directors and preside at all meetings of stockholders and of the Board of Directors.
Section 4.5    President.  The President, if one is so appointed, shall act in a general executive capacity and shall assist the Chief Executive Officer in the administration and operation of the Corporation’s business and general supervision of its policies and affairs.
Section 4.6    Vice-Presidents Each Vice President shall have such powers and shall perform such duties as shall be assigned to him by the Board of Directors.

EXHIBIT 3.1

Section 4.7    Chief Financial Officer. The Chief Financial Officer (if any) shall be a Vice President and act in an executive financial capacity. He or she shall assist the Chairman of the Board of Directors and the President in the general supervision of the Corporation’s financial policies and affairs.
Section 4.8    Treasurer. The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Corporation to be deposited in such banks as may be authorized by the Board of Directors, or in such banks as may be designated as depositaries in the manner provided by resolution of the Board of Directors. He or she shall have such further powers and duties and shall be subject to such directions as may be granted or imposed upon him or her from time to time by the Board of Directors, the Chairman of the Board or the President.
Section 4.9    Secretary. The Secretary shall keep or cause to be kept in one or more books provided for that purpose, the minutes of all meetings of the Board of Directors, the committees of the Board of Directors and the stockholders; he or she shall see that all notices are duly given in accordance with the provisions of these Bylaws and as required by law; he or she shall be custodian of the records and the seal of the Corporation and affix and attest the seal to all stock certificates of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal; and he or she shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, he or she shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the Board of Directors, the Chairman of the Board of Directors or the President.
Section 4.10    Removal. Any officer elected, or agent appointed, by the Board of Directors may be removed from office with or without cause by the affirmative vote of a majority of the Whole Board. Any officer or agent appointed by the Chairman of the Board of Directors or the President may be removed by him or her with or without cause. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of his or her successor, his or her death, his or her resignation or his or her removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.
Section 4.11    Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board of Directors. Any vacancy in an office appointed by the Chairman of the Board of Directors or the President because of death, resignation, or removal may be filled by the Chairman of the Board of Directors or the President.
ARTICLE V
STOCK CERTIFICATES AND TRANSFERS
Section 5.1    Certificated and Uncertificated Stock; Transfers. The interest of each stockholder of the Corporation may be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time prescribe or be uncertificated.
The shares of the stock of the Corporation shall be transferred on the books of the Corporation, in the case of certificated shares of stock, by the holder thereof in person or by such holder’s attorney duly authorized in writing, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require; and, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney duly authorized in writing, and upon compliance with appropriate procedures for transferring shares in uncertificated form. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

EXHIBIT 3.1

Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman of the Board, President or any Vice President and by the Treasurer, Secretary, any Assistant Treasurer or any Assistant Secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on such certificate may be by facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.
Section 5.2    Lost, Stolen or Destroyed Certificates. No new certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board of Directors or any financial officer may in its or his or her discretion require.
Section 5.3    Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.
Section 5.4    Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.
ARTICLE VI
MISCELLANEOUS PROVISIONS
Section 6.1    Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December of each year.
Section 6.2    Dividends. The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Certificate of Incorporation.
Section 6.3    Seal. The corporate seal of the Corporation shall be in such form as shall be determined by resolution of the Board of Directors. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise imprinted upon the subject document or paper.
Section 6.4    Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the General Corporation Law of the State of Delaware or these Bylaws, a waiver thereof given in accordance with applicable law by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or the Board of Directors or committee thereof need be specified in any waiver of notice of such meeting.
Section 6.5    Audits. The accounts, books and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the Board of Directors, and it shall be the duty of the Board of Directors to cause such audit to be done annually.
Section 6.6    Resignations. Any director or any officer, whether elected or appointed, may resign at any time by giving written notice of such resignation to the Chairman of the Board of Directors, the Chief Executive Officer or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board of Directors, the Chief Executive Officer or the Secretary, or at such later time

EXHIBIT 3.1

as is specified therein. No formal action shall be required of the Board of Directors or the stockholders to make any such resignation effective.
ARITCLE VII
INDEMNIFICATION
Section 7.1    Indemnification.
(a)Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Bylaw is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation or is or was at any such time serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, to the fullest extent permitted by applicable law, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 7.3(a), the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.

(b)To obtain indemnification under this Bylaw, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (i) by a majority vote of the Disinterested Directors (as hereinafter defined) even though less than a quorum, (ii) by a committee consisting of Disinterested Directors designated by majority vote of such Disinterested Directors even though less than a quorum, (iii) if there are no Disinterested Directors or, if, such Disinterested Directors so direct, by Independent Counsel (as hereinafter defined) selected by the Board of Directors, in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (iv) by a majority vote of the stockholders of the Corporation. In the event that there shall have occurred within two years prior to the date of the commencement of the proceeding for which indemnification is claimed a Change of Control (as hereinafter defined), the determination of entitlement to indemnification is to be made by Independent Counsel, in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board of Directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 10 days after such determination.

Section 7.2    Mandatory Advancement of Expenses. To the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater rights to advancement of expenses than said law permitted the Corporation to provide prior to such amendment or modification), each indemnitee shall have (and shall be deemed to have a contractual right to have) the right, without the need for any action by the Board of Directors, to be paid by the Corporation (and any

EXHIBIT 3.1

successor of the Corporation by merger or otherwise) the expenses incurred in connection with any proceeding in advance of its final disposition, such advances to be paid by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that, if the General Corporation Law of the State of Delaware so requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the “undertaking”) by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “final disposition”) that such director or officer is not entitled to be indemnified for such expenses under this Bylaw or otherwise.
Section 7.3    Claims.
(a)If a claim for indemnification under this Article VII is not paid in full by the Corporation within 30 days after a written claim pursuant to Section 7.1(b) has been received by the Corporation or if a request for advancement of expenses under this Article VII is not paid in full by the Corporation within 20 days after a statement pursuant to Section 7.2 and the required undertaking, if any, have been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim for indemnification or request for advancement of expenses and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim to the fullest extent permitted by applicable law. It shall be a defense to any such action that under the General Corporation Law of the State of Delaware, the claimant has not met the standard of conduct which makes it permissible for the Corporation to indemnify the claimant for the amount claimed or that the claimant is not entitled to the requested advancement of expenses, but (except where the required undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(b)If a determination shall have been made pursuant to Section 7.1(b) that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 7.3(a).

(c)The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 7.3(a) that the procedures and presumptions of this Bylaw are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Bylaw.

Section 7.4    Contract Rights; Amendment and Repeal; Non-exclusivity of Rights.
(a)All of the rights conferred in this Article VII, as to indemnification, advancement of expenses and otherwise, shall be contract rights between the Corporation and each indemnitee to whom such rights are extended that vest at the commencement of such indemnitee’s service to or at the request of the Corporation and (i) any amendment or modification of this Article VII that in any way diminishes or adversely affects any such rights shall be prospective only and shall not in any way diminish or adversely affect any such rights with respect to such person, and (ii) all of such rights shall continue as to any such indemnitee who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of such indemnitee’s heirs, executors and administrators.
(b)All of the rights conferred in this Article VII, as to indemnification advancement of expenses and otherwise, (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors

EXHIBIT 3.1

or otherwise and (ii) cannot be terminated by the Corporation, the Board of Directors or the stockholders of the Corporation with respect to a person’s service prior to the date of such termination.

Section 7.5    Insurance, Other Indemnification and Advancement of Expenses.
(a)The Corporation may maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. To the extent that the Corporation maintains any policy or policies providing such insurance, each such current or former director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in Section 7.5(b), shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such current or former director, officer, employee or agent.

(b)The Corporation may, to the extent authorized from time to time by the Board of Directors or the Chief Executive Officer, grant rights to indemnification, and rights to advancement of expenses incurred in connection with any proceeding in advance of its final disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this Bylaw with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.

Section 7.6    Definitions; Notice.
(a)Definitions. For purposes of this Bylaw:

(i)“Affiliate” means, with respect to any specified entity, any other entity that directly or indirectly is controlled by, controls, or is under common control with such specified entity.

(ii)“Change of Control” means the first to occur of:

(A)the acquisition by any individual, entity or Group (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 35% or more (on a fully diluted basis) of either (I) the then outstanding shares of Class A Common Stock, par value $0.01 per share, of the Corporation (the “Class A Common Stock”), taking into account as outstanding for this purpose such Class A Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise or settlement of any similar right to acquire such common stock (the “Outstanding Corporation Common Stock”), or (II) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of these Bylaws, the following acquisitions shall not constitute a Change of Control: (w) any acquisition by the Corporation or any Affiliate, (x) any acquisition directly from the Corporation, (y) any acquisition by any employee benefit plan sponsored or maintained by the Corporation or any Affiliate or (z) any acquisition by any Person that complies with clauses (I), (II) and (III) of Section 7.6(a)(ii)(D);

(B)individuals who, on April 24, 2012, constituted the Board of Directors (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board of Directors (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without written objection to such nomination), shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on

EXHIBIT 3.1

behalf of any person other than the Board of Directors shall be deemed to be an Incumbent Director; provided, further, that any directors elected at the stockholders meeting held on July 16, 2012 shall be considered “Incumbent Directors” for purposes of this Section 7.6(a)(ii)(B);

(C)approval by the stockholders of the Corporation of a complete dissolution or liquidation of the Corporation; or

(D)the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of the assets of the Corporation or similar form of corporate transaction involving the Corporation that requires the approval of the Corporation’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), in each case, unless immediately following such Business Combination: (I) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Corporation”) or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the directors of the Surviving Corporation (the “Parent Corporation”) is represented by the Outstanding Corporation Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Corporation Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Corporation Voting Securities among the holders thereof immediately prior to the Business Combination, (II) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (III) at least two-thirds of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were members of the Board of Directors at the time of the Board of Directors’ approval of the execution of the initial agreement providing for such Business Combination.

For the avoidance of doubt, in no event shall (x) the private offering of the Class A Common Stock pursuant to the Corporation’s Offering Memorandum dated April 17, 2012, (y) the Corporation’s public offering of Class A Common Stock pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or (z) any change in the composition of the Board of Directors resulting from the stockholders meeting held on July 16, 2012, in the case of each of clause (A), (B), (C) or (D), constitute or be deemed to constitute a Change of Control nor shall it be taken into account in determining whether a Change of Control occurred for purposes of this Bylaw.
(iii)“Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(iv)“GSE Approval” means the approval in a form acceptable to the Corporation from either the Federal National Home Mortgage Association or the Federal Home Loan Mortgage Corporation to become a private mortgage insurer.

(v)“Independent Counsel” means a law firm, a member of a law firm or an independent practitioner that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Bylaw.

(b)Notice. Any notice, request or other communication required or permitted to be given to the Corporation under this Bylaw shall be in writing and either delivered in person or sent by telecopy, telex, telegram,

EXHIBIT 3.1

overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary of the Corporation.

Section 7.7    Severability. If any provision or provisions of this Bylaw shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Bylaw (including, without limitation, each portion of any paragraph of this Bylaw containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Bylaw (including, without limitation, each such portion of any paragraph of this Bylaw containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
ARTICLE VIII
CONTRACTS, PROXIES, ETC.
Section 8.1    Contracts. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board of Directors may from time to time direct. Such authority may be general or confined to specific instances as the Board of Directors may determine. The Chairman of the Board of Directors, the Chief Executive Officer or any Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Corporation. Subject to any restrictions imposed by the Board of Directors or the Chairman of the Board of Directors, the Chief Executive Officer or any Vice President of the Corporation may delegate contractual powers to others under his jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.
Section 8.2    Proxies. Unless otherwise provided by resolution adopted by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other entity, or to consent in writing, in the name of the Corporation as such holder, to any action by such other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises.
ARTICLE IX
AMENDMENTS
Section 9.1    Amendments. These Bylaws may be altered, amended or repealed at any meeting of the Board of Directors or of the stockholders, provided notice of the proposed change was given in the notice of the meeting and, in the case of a meeting of the Board of Directors, in a notice given not less than two days prior to the meeting; provided, however, that, in the case of amendments by stockholders, notwithstanding any other provisions of these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, the Certificate of Incorporation or these Bylaws, the affirmative vote of the holders of at least two-thirds of the voting power of all the then outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal any provision of these Bylaws; provided, further, however, that except as therein provided, this proviso and Section 3.13 may not be amended without the affirmative vote of at least 75% of the outstanding Registrable Shares (as defined in the Registration Rights Agreement). For purposes of these Bylaws, “Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of April 24, 2012, by and among the Corporation, FBR Capital Markets & Co. and the other investors named therein.

EXHIBIT 10.1

December 4, 2014
Mr. Glenn Farrell
11 Topper Court
Lafayette, CA 94549

Dear Glenn:
We are pleased and excited to offer you employment with NMI Holdings, Inc. (the "Company") beginning on January 1, 2015 (the "Start Date"). You will initially serve as Executive Vice President, Chief Financial Officer and you will report directly to the Chief Executive Officer, currently Bradley Shuster. You will be based in the Company’s Emeryville, CA office. During your employment, you will be entitled to be paid an annual base salary at the rate of $375,000 per year, less applicable withholdings and deductions ("Annual Base Salary"), payable at times consistent with the Company's general policies regarding compensation of employees, as in effect from time to time. In addition, during your employment, you will be eligible to participate in any health and welfare benefit programs adopted and maintained by the Company for its employees, subject to the terms and limitations of the applicable plan and the Company's ability, in its sole discretion, at any time and from time to time, to change or terminate any of its employee benefit plans, programs or policies. Also, as an Executive Vice President, you will be eligible to participate in the Company’s perquisite program, as in effect from time to time, at the rate of $30,000 per year, less applicable withholdings and deductions, payable at times consistent with the Company's payroll practices, as in effect from time to time.

With respect to calendar year 2015 and thereafter, you will be eligible to be awarded an annual discretionary cash bonus, with a target annual bonus opportunity of seventy-five-percent (75%) of your Annual Base Salary, less applicable withholdings and deductions (the "Discretionary Bonus"), payable in accordance with the Company's customary practices with respect to the payment of bonuses, as in effect from time to time. Any Discretionary Bonus will be determined by your supervisor, subject to approval by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), pro-rated based on the number of days from the Start Date through December 31, 2015. Except as provided below upon certain qualifying terminations of employment, in order to receive a Discretionary Bonus, you must be in an "active working status" at the time of bonus payment. For purposes of this letter, "active working status" means that you have not resigned (or given notice of your intention to resign) and have not been terminated for any reason (or been given notice of your termination). For the avoidance of doubt, you will not be eligible to receive a Discretionary Bonus if you resign or if your employment is terminated for any reason at any time during the applicable year to which such Discretionary Bonus relates prior to the payment date of such Discretionary Bonus.

Assuming that your job performance meets or exceeds management’s expectations, management will also recommend to the Committee at the next regular meeting when it considers annual employee equity awards that you be considered for an annual equity-based award in respect of Company stock under the Company’s 2014 Omnibus Incentive Plan (the “Plan”) with a grant date fair market value equivalent to approximately one hundred percent (100%) of your Annual Base Salary. At this time, it is anticipated that the Committee will consider annual employee equity-based awards at its meeting scheduled for February 2015, but this may occur later in the year. The terms and conditions of any equity-based award, including the grant date, exercise price (if any) and vesting schedule(s) will be set forth in the applicable award agreement and will be subject to the terms of the Plan, as amended from time to time. There can be no assurances that the Committee will approve all or any equity-based awards recommended by the Company's management.

The Company offers a generous 25 days of Paid Time Off (PTO) per year, pro-rated calendar year basis. Your PTO will begin to accrue on the Start Date.

If your employment with the Company is terminated without Cause (as defined in the Plan) within twelve months following a Change in Control (as defined in the Plan), you will be entitled to, subject to your execution and non-revocation of a release of claims in a form acceptable to the Company within 30 days of your termination of employment, a lump sum cash payment on the 45th day following the date of your termination of employment equal to the sum of (i) your earned Annual Base Salary through the date your employment terminates, to the extent not yet

EXHIBIT 10.1

paid, (ii) any annual cash bonus payment earned for the completed calendar year prior to your date of termination (other than any deferred portion of an annual bonus, which will be paid in accordance with the applicable deferral arrangement), (iii) one and a half times the sum of your (A) Annual Base Salary in effect immediately prior to the termination of your employment, and (B) target Discretionary Bonus, in each case, as in effect immediately prior to the termination of your employment and (iv) any other vested amounts or benefits that the Company is required to pay or provide or for which you are eligible to receive under any plan, program, policy, practice, contract or agreement with the Company through the date of your termination of employment.

The Board recognizes your interest in serving on outside company boards of directors. The Board believes that the role of the Chief Financial Officer is a full time commitment and should occupy all of your business service time. However, the Board has agreed that following your first full year of employment, you may serve on one public company board of directors in addition to serving as Chief Financial Officer of the Company, provided that such service on the outside board of directors does not interfere with your services as Chief Financial Officer of the Company.

This offer is not a contract guaranteeing employment for any specific duration. Rather, your employment with the Company is on an at-will basis. As an at-will employee, both you and the Company have the right to terminate your employment at any time with or without cause. Similarly, nothing in this letter shall be construed as an agreement to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

Any amounts payable under this letter are intended to be exempt or excluded from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or are otherwise intended to avoid the incurrence of tax penalties under Section 409A, and, with respect to amounts payable under this letter that are subject to Section 409A, this letter shall in all respects be administered in accordance with Section 409A. For purposes of Section 409A, any right to a series of payments under this letter agreement, if any, shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of payment of any amounts payable under this letter.

This letter shall be governed, construed, and interpreted under the laws of the State of California, without giving effect to any conflict of laws provisions.

This offer of employment is contingent upon the successful completion of the Company's pre-employment screening process, which includes reference checking and the background check required as an insurance company and by many of our vendors and customers. This background check will be initiated shortly before the Start Date, but may not be completed prior to the Start Date, and your employment and continued employment is contingent upon the successful completion of this process. The Company will determine, in its sole discretion, if you have successfully completed the process.

You agree to comply fully with all policies and procedures in effect for employees, including but not limited to, the Employee Handbook, the Business Conduct Policy and any other memoranda and communications applicable to you pertaining to policies, procedures, rules and regulations, as currently in effect and as may be amended from time to time.

The Immigration Reform and Control Act require employers to verify the employment eligibility and identity of new employees. You will be emailed a link to complete the online Employment Verification Form I-9 that you are required to complete as a condition of employment.

By accepting this offer, you represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

This letter constitutes the entire agreement between you and the Company regarding your employment with the Company and supersedes any and all oral or written employment or compensation agreements between you and the Company or its affiliates.

EXHIBIT 10.1

We are confident that your experience and abilities are going to have a significant impact on the Company and our growth prospects. We look forward to working with you in developing and growing the Company.

Please confirm acceptance of this offer by signing below and returning a signed copy of this letter to me. Please feel free to call if you have any questions.

Sincerely,

/s/ Bradley M. Shuster
Bradley M. Shuster
Chairman, President and Chief Executive Officer

I acknowledge receipt of this letter and I accept the position offered

Signature /s/ Glenn Farrell            Date 12/4/2014

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

National MI CFO Jay Sherwood Promoted to President
KPMG Veteran Glenn Farrell Named New Chief Financial Officer

EMERYVILLE, CA -December 9, 2014 -NMI Holdings, Inc., (NASDAQ: NMIH) announces that effective January 1, 2015, Jay Sherwood will be promoted to president of NMI Holdings, Inc. and its subsidiary company, National Mortgage Insurance Corporation (National MI). Glenn Farrell, a 33-year veteran of accounting and consulting firm KPMG LLP, has been named the new chief financial officer (CFO). Current President Bradley Shuster will remain the chief executive officer (CEO) of National MI and chairman of the board of NMI Holdings, Inc.
Sherwood has over 20 years of experience in finance, securities and investments. A co-founder of National MI, he has held the positions of executive vice president and CFO of National MI since the company's inception. In his new role as president of National MI, he will be responsible for overseeing the company’s sales, insurance operations, and information technology functions.
"Jay has been a key leader in National MI’s launch and success,” Shuster said. “He helped execute our initial capital raise, assisted in taking the company public, and has done an extraordinary job leading the finance department. Jay’s promotion to president recognizes the expanded role and responsibility he is assuming. I am confident that Jay will continue to play an instrumental part in the future growth of our company.”
New CFO Glenn Farrell joins National MI after serving in several leadership positions during his nearly 35-year tenure at KPMG, which included audit practice leader and partner-in-charge of the company’s Northern California business unit. Throughout his career at KPMG, Farrell served as a senior advisor to a wide range of clients, both global and U.S.-based, from start-ups to Fortune 1000 companies. He holds a CPA designation, a bachelor’s degree from Amherst College, Massachusetts, and an M.B.A. in finance and accounting from the Anderson School of Management at the University of California, Los Angeles.
“Glenn brings invaluable financial management experience and expertise to National MI,” Shuster said. “We are very happy to have him join our leadership team.”

About National MI
National Mortgage Insurance Corporation (National MI), a subsidiary of NMI Holdings, Inc. (NASDAQ: NMIH), is a U.S.-based, private mortgage insurance company enabling low down payment borrowers to realize home ownership while protecting lenders and investors against losses related to a borrower’s default. To learn more, please visit www.nationalmi.com.

Cautionary Note Regarding Forward Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements. Forward-looking statements in this press release include, without limitation, statements regarding National MI’s positioning for future performance. More information about the risks, uncertainties and

EXHIBIT 99.1

assumptions affecting National MI can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.

Press Contact
Mary McGarity
Strategic Vantage Mortgage Public Relations
203-513-2721
MaryMcGarity@StrategicVantage.com

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